Exhibit 10.13
April 3, 2006
Dear Stanford:
Shutterfly, Inc. (the “Company”) is pleased to offer you the opportunity to join Shutterfly. You are being offered a position as SVP of Technology reporting to me. If you decide to join us, your annual base pay will be $235,000.00 less applicable taxes and withholdings. You will be paid semimonthly in accordance with the Company’s normal payroll procedure. Shutterfly may change your position, compensation, duties and work location from time to time, as it deems appropriate. Your start date is April 3, 2006.
Stock:
Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 210,000 shares of the Company’s Common Stock, at an exercise price equal to the fair market value of the Common Stock on the date the Board grants your stock option or on your first date of employment with the Company, whichever is later. Your option will be subject to all of the terms, conditions and restrictions of the Company’s 1999 Stock Plan and the execution of a stock option agreement pursuant to such plan.
Hire in Bonus:
You will receive hire in bonus of $15,000 less applicable withholding after 90 days of employment. If you terminate prior to one (1) year of employment you will be responsible for reimbursing the company a prorated portion of the bonus.
Benefits:
As an employee, you will also be eligible to receive certain employee benefits including medical and dental coverage. The medical, dental and vision coverage begin on your date of hire as an employee. The Company reserves the right to revise or discontinue any or all of its benefit plans, at any time, in the Company’s sole discretion.
Holidays
Shutterfly observes eleven paid holidays per year. The holiday schedule may change at management’s discretion.
Change in Control:
If the Company is subject to a Change of Control (as defined in the Plan), merger or acquisition, whereas, (1) you will no longer be SVP of Technology of Shutterfly, or (2) your role is mutually diminished, or (3) the corporate office is moved 50 miles or more and you choose not to relocate with the company, then Shutterfly will agree to pay you severance of six (6) months following the termination of your employment and accelerate your vesting schedule by 12 months from that date. Your severance pay will be paid in accordance with the Company’s standard payroll procedures. However, to receive this severance you must (1) signed a general release (in a form prescribed by the Company) and (b) return all the Company property. If the Company is subject to a Change of Control (as defined in the Plan), merger or acquisition, you continue to report to the President, the severance and accelerated vesting will not be offered.
Introductory Period
Your first 90 days of work is known as an “Introductory Period”. This “getting acquainted”

period gives your manager the opportunity to determine your ability to perform your job. It also provides you with the opportunity to determine if you are satisfied with the job and the Company. Shutterfly reserves the right to extend or cut short the duration of the Introductory Period when it determines appropriate to do so. However, either you or the company can terminate the employment relationship at any time during or after the Introductory Period, with or without cause or advance notice.
Employment Eligibility Verification
For purposes of federal immigration law, you will be required to provide to Shutterfly documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your first date of hire with Shutterfly, or our employment relationship with you may be terminated.
Employment at Will
If you choose to accept this offer, your employment with Shutterfly will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason, as you deem appropriate. Shutterfly will have a similar right and may conclude its employment relationship with you at any time, with or without cause or advance notice.
Acceptance of Offer
To indicate your acceptance of this employment agreement, please sign and date in the space provided below and return it to Shutterfly, 2800 Bridge Parkway, Redwood City, CA 94065 attention Human Resources or via Fax to (650) 610 - 5280 no later than April 3, 2006 after which it will expire. A duplicate original is enclosed for your records. In addition to this letter, your offer of employment is conditioned upon your: (1) completion and signing of the Shutterfly employment application; (2) successful completion of a background and reference check and (3) signing of the Shutterfly Employee Invention Assignment and Confidentiality (and any other similar agreements relating to proprietary rights between you and the Company).
In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by JAMS under JAMS Employment Arbitration Rules and Procedures then in effect, which are available online at JAMS’ website at www.jamsadr.org You and the Company hereby waive your respective rights to have any such disputes or claims tried before a judge or jury.
This letter agreement, the Shutterfly Employee Invention Assignment and Confidentiality Agreement, and stock option agreement constitute the entire agreement between you and the Company regarding the terms and conditions of your employment with Shutterfly and supersedes any prior representations or agreements, whether written or oral. This letter, along with any agreements herein, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company. If we do not hear from you by April 3, 2006, we will assume you have decided not to join Shutterfly.
We look forward to your positive response and welcoming you to the Shutterfly team.

Sincerely,
/s/ Jeff Housenbold
Jeff Housenbold
President & CEO
Enclosures
Acceptance

I agree to and accept employment with Shutterfly on the terms and conditions set forth in this agreement. I Understand and agree that my employment with the Company is at-will.

Signature:	/s/ Stanford Au	Date:	4/3/06

Stanford Au

Start Date: April 3, 2006

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